As filed with the Securities and Exchange Commission on February 17, 1999

                                                Registration No. 333-69227
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                        TOTAL RENAL CARE HOLDINGS, INC.
            (Exact name of Registrant as specified in its charter)

            Delaware                                  51-0354549
 (State or other jurisdiction of                   (I.R.S. employer
 incorporation or organization)                 identification number)

                                   Suite 800
                           21250 Hawthorne Boulevard
                        Torrance, California 90503-5517
                                (310) 792-2600
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 JOHN E. KING
                            Chief Financial Officer
                        Total Renal Care Holdings, Inc.
                                   Suite 800
                           21250 Hawthorne Boulevard
                        Torrance, California 90503-5517
                                (310) 792-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                  Copies to:
                              CYNTHIA M. DUNNETT
                                RONN S. DAVIDS
                              Riordan & McKinzie
                                  29th Floor
                            300 South Grand Avenue
                         Los Angeles, California 90071
                                (213) 629-4824

                                ---------------
  Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                                   Proposed       Proposed
                                                 Amount            Maximum         Maximum      Amount of
         Title of Each Class of                   to be         Offering Price    Aggregate    Registration
      Securities to be Registered              Registered        Per Security  Offering Price      Fee
-----------------------------------------------------------------------------------------------------------
7% Convertible Subordinated Notes due
 2009...................................      $345,000,000           100%       $345,000,000    $95,915(1)
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per
 share..................................  10,515,087 shares(2)      N/A(2)     $345,000,000(2)   None(2)
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(i) under the Securities Act of 1933 and paid with the initial filing of the Registration Statement on December 18, 1998.

(2) Based on a conversion price of $32.81 per share, but deemed to include any additional shares of common stock that may be issuable pursuant to the antidilution provisions of the notes. Pursuant to Rule 457(i), no registration fee is required for these shares.

                                ---------------
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. This           +
+prospectus is not an offer to sell these securities or our solicitation of + +your offer to buy these securities, nor will we sell them or accept your + +offer to buy them, in any state or other jurisdiction where that would not be + +permitted or legal prior to registration or qualification in that state or +
+other jurisdiction.                                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION--February 17, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus
         , 1999
                   [Logo of Total Renal Care Holdings, Inc.]
                        Total Renal Care Holdings, Inc.
                         $345,000,000 Principal Amount
                   7% Convertible Subordinated Notes due 2009

                      10,515,087 Shares of Common Stock

--------------------------------------------------------------------------------

 . Maturity

 The notes are due on May 15, 2009.

 . Conversion

 You may convert the notes into shares of our common stock at any time, in whole or in part, at $32.81 per share, subject to adjustment (equal to an initial conversion ratio of 30.4785 shares of common stock per $1,000 principal amount of notes).


 . Redemption

 We may redeem the notes on or after November 15, 2001.

 . Mandatory Offer to Repurchase

 If we sell all or substantially all of our assets or experience specific kinds of changes in control, we must offer to repurchase the notes.



 . Ranking

 The notes are general, unsecured obligations, junior to all of our existing and future senior debt and, effectively, all existing and future liabilities of our subsidiaries.

 . Interest

 Interest on the notes is payable on May 15 and November 15 of each year at the rate of 7% per year, commencing on May 15, 1999.

 . Markets for Our Securities

 The notes trade on the PORTAL market. The common stock trades on the New York Stock Exchange under the symbol "TRL." On February , 1999, the last reported
 sales price for the common stock was $   per share.

 . Selling Securityholders

 The notes and common stock are being offered for resale by the selling securityholders listed on page 5. We will not receive any proceeds from these resales.
--------------------------------------------------------------------------------

  This investment involves risk. See "Risk Factors" beginning on page 1.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Risk Factors...............................................................   1
Our Business...............................................................   4
Use of Proceeds............................................................   4
Ratio of Earnings to Fixed Charges.........................................   4
Selling Securityholders....................................................   5
Description of Notes.......................................................   6
Description of Capital Stock...............................................  19
Description of Debt........................................................  21
Certain U.S. Federal Tax Considerations....................................  24
Plan of Distribution.......................................................  29
Disclosure Regarding Forward-Looking Statements............................  30
Market Data................................................................  30
Incorporation By Reference.................................................  30
Legal Matters..............................................................  31
Experts....................................................................  31
Where to Learn About Us....................................................  31

                                  RISK FACTORS

  In addition to the other information set forth in this prospectus, you should carefully consider the following factors, as well as the additional factors set forth in the documents incorporated by reference into this prospectus, especially those factors concerning the risks of our business included in our filings under the Securities Exchange Act of 1934.

Subordination--Your right to receive payments on these notes is junior to our existing and future senior debt and, effectively, all existing and future liabilities of our subsidiaries.

  The notes are general, unsecured obligations, junior to all of our existing and future senior debt, including our credit facilities, and, effectively, all existing and future liabilities (including trade payables) of our subsidiaries. This means that if we become insolvent, file for bankruptcy, reorganize our business or close it down, we will have to repay all of the debt senior to the notes before we can pay the amounts we owe to you. If we default on payments due on any of our debt, or if our debt under the notes is accelerated because we have violated a covenant in the indenture governing the notes, we must repay all of our senior debt before we repay you. If any of these things happen, our assets may not be sufficient to repay all of the debt we owe to you. The indenture permits us and our subsidiaries to incur additional senior or other debt or liabilities.

  As of December 31, 1998, the notes were subordinate to approximately $ million of senior debt, including our credit facilities. We had an aggregate of
$     million of liabilities as of December 31, 1998, $     of which is debt of
our subsidiaries. For more details, see the section "Description of Notes" under the heading "Subordination."

Substantial leverage--Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations to you under the notes.

  We are highly leveraged (which means that the amount of our outstanding debt is large compared to the net book value of our assets). We also have substantial repayment obligations under our outstanding debt, including increased interest expense as a result of the issuance of the notes. As of December 31, 1998, we had:

  . Total debt of approximately $    ; and

  . Stockholders' equity of approximately $    .

  Our level of debt could have important consequences to you, including the following:

  . We may not be able to satisfy our obligations with respect to the notes;

  . We will have to use a portion of our cash flow from operations for debt service, rather than for our operations;

  . We may not be able to obtain additional debt financing for future working capital, capital expenditures, acquisitions or other corporate purposes; and

  . We may not be able to take advantage of significant business opportunities, such as acquisitions, and react to changes in market or industry conditions.

  For more details, see the sections "Description of Notes" and "Description of Debt."

Additional borrowings available--Despite our current level of debt, we and our subsidiaries may still be able to incur substantially more debt.

  We and our subsidiaries may be able to incur substantial additional debt in the future, including debt that is senior to the notes. The notes do not prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

  As of December 31, 1998, our credit facilities permitted additional
borrowings of up to $     million. For more details, see the sections
"Description of Notes" and "Description of Debt."

Restrictive debt covenants--Our credit facilities contain covenants that restrict our actions.

  Our credit facilities contain numerous financial and operating covenants that limit our ability (and the ability of most of our subsidiaries) to undertake certain transactions. These covenants require us to meet certain interest coverage, net worth and leverage tests. These covenants may limit our:

  . Flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  . Capacity to borrow additional funds; and

  . Ability to take advantage of significant business opportunities, such as acquisitions.

  For more details, see the section "Description of Debt" under the heading "Credit facilities."

Holding company structure--We are a holding company and therefore depend upon our subsidiaries for cash flow.

  TRCH is a holding company, and our only material assets are the stock of our subsidiaries. All of our operations are conducted by our subsidiaries which, in turn, own almost all of our assets. Consequently, our operating cash flow and our ability to service our debt, including the notes, depends upon the operating cash flow of our subsidiaries and the payment of funds by them to us in the form of loans, dividends or likewise. These payments may not be adequate to pay interest and principal on the notes when due. In addition, the ability of our subsidiaries to make payments to us depends on applicable law and restrictions under our credit facilities and other present or future contracts to which they are a party, which may include requirements to maintain minimum levels of working capital and other assets. The notes do not limit the ability of our subsidiaries to agree to these contractual restrictions in the future.

  Each of our subsidiaries is a separate entity. Our right to the assets of any subsidiary is subject to the prior claims of the creditors, including trade creditors, of that subsidiary making the notes effectively junior to the claims of those creditors. However, if our subsidiaries fail to make payments due under their debt, or if their debt is accelerated, no default will occur on the notes.

Financing change of control offer--We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

  Under the indenture, upon the occurrence of certain specific kinds of change of control events, a holder of the notes may require us to repurchase all or a portion of its notes. If a change of control were to occur, we may not be able to pay the repurchase price for all of the notes submitted for repurchase. In addition, the terms of some of our existing debt agreements, including our credit facilities, generally prohibit us from purchasing any notes until all debt under these agreements is paid in full. Future credit agreements or other agreements relating to debt may contain similar provisions. If a change of control occurs while we are prohibited from repurchasing the notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance the borrowings that contain the prohibition. If we do not obtain a consent or repay the borrowings, we would remain prohibited from purchasing the notes. In that case, our failure to repurchase submitted notes would constitute an event of default under the indenture, which would, in turn, constitute a further default under certain of our existing or future debt agreements, including our credit facilities, permitting acceleration of this debt.

  Our inability to pay all debt under our credit facilities would constitute an event of default under the indenture, which could accelerate all debt under the indenture. In the event of a change of control, we might not be able to refinance our credit facilities, which would allow us to repay all notes, and we might not have sufficient assets to satisfy all of our obligations under our credit facilities and the notes. In addition, if we undergo a change of control (as defined in the particular debt instrument), certain of our existing debt, such as our credit facilities, and future debt may be accelerated or we may be required to repurchase such debt.

  The change of control purchase feature of the notes may make a takeover of TRCH more difficult and discourage the removal of incumbent management. Conversely, the change of control purchase feature may not afford the holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect them, if such transaction does not constitute a change of control under the indenture. Moreover, certain events with respect to TRCH which may involve an actual change of control of TRCH may not constitute a change of control for purposes of the indenture.

  For more details, see the sections "Description of Debt" under the heading "Credit facilities" and "Description of Notes" under the heading "Repurchase of notes at the option of the holder upon a change of control. "

Lack of public market for the notes--You cannot be sure that an active public market will develop for the notes.

  There is currently no public market for the notes. You cannot be sure that an active public market will develop for the notes. If a public market were to exist, the notes might trade at prices higher or lower than their initial offering price. The trading price would depend on many factors, such as interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuation in the prices of these securities. The market for the notes may be subject to these disruptions, which could have an adverse effect on you. You should be aware that you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes; however, they are eligible for trading in the PORTAL market.

  We have been informed by the investment banking firms that originally purchased the notes that they intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue this market-making activity at any time without notice. In addition, market-making is subject to limitations imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934, and may be limited during the pendency of this shelf registration statement. For more details, see the sections "Description of Notes" and "Plan of Distribution."

                               OUR BUSINESS

  We are the second largest domestic, and largest independent worldwide, provider of integrated dialysis services for patients suffering from chronic kidney failure, also known as end stage renal disease, or ESRD. We provide dialysis and ancillary services to our patients through a network of outpatient dialysis facilities. In addition, we provide inpatient dialysis services at hospitals. We also offer ancillary services including ESRD laboratory and pharmacy services, vascular access management (protection of the entry point to a patient's bloodstream), physician practice management, pre- and post-transplant services and ESRD clinical research programs.

  Our principal executive offices are located at Suite 800, 21250 Hawthorne Boulevard, Torrance, California 90503-5517 and our telephone number is (310) 792-2600.

                                USE OF PROCEEDS

  As the notes and any shares of common stock issuable upon conversion of the notes, sometimes referred to in this prospectus as conversion shares, are offered by the selling securityholders and not by us, we will not receive any proceeds from the resale of the notes or any conversion shares.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges means the total of interest expense and amortization of financing costs, the estimated interest component of rental expense on operating leases and preferred stock dividends. In 1995, we changed our fiscal year end to December 31 from May 31.

  The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

                                        Seven Months                  Nine Months
                         Year Ended May     Ended       Year Ended       Ended
                              31,       December 31,   December 31,  September 30,
                         -------------- ------------- -------------- -------------
                         1993 1994 1995  1994   1995  1995 1996 1997  1997   1998
                         ---- ---- ---- ------ ------ ---- ---- ---- ------ ------
Ratio of earnings to
 fixed charges.......... 4.11 6.06 2.97   3.17   3.48 3.22 3.96 3.47   3.82   1.35

                            SELLING SECURITYHOLDERS

  The selling securityholders may, from time to time, offer and sell any or all of the notes and the conversion shares under this prospectus. All of the notes and the conversion shares offered pursuant to this prospectus are offered by the selling securityholders. Any sales of the notes or the conversion shares will be for the account of the selling securityholders and we will not receive any of the proceeds from these sales.

  The information in the following table is as of February , 1999 and assumes that no selling securityholder beneficially owns any shares of our common stock other than shares issuable pursuant to the conversion of the notes. In addition, the information in the table assumes the conversion of all notes owned by each selling securityholder at the initial conversion price of $32.81 per share. This initial conversion price may be adjusted under certain circumstances. As a result, the number of shares issuable upon conversion of the notes may increase or decrease. Under the terms of the indenture governing the notes, cash will be paid instead of issuing fractional shares upon conversion. The selling securityholders listed below provided us the information contained in the following table with respect to themselves and the respective principal amount of notes that may be sold by each of them under this prospectus. We have not independently verified this information. For more details, see the section "Description of Notes."

          Principal Amount of             Shares of Common Percentage of
           Notes Owned That   Percentage   Stock That May   Common Stock
   Name       May Be Sold      of Notes       Be Sold      Outstanding(1)
   ----   ------------------- ----------- ---------------- --------------

---------------------
 *  Less than 1%.



(1) As of February  , 1999, there were       shares of our common stock
    outstanding. In accordance with the rules of the Securities and Exchange Commission, or SEC, the percentage of common stock outstanding owned by each selling securityholder is computed as follows: (a) the numerator is the number of shares of common stock held by that selling securityholder upon conversion of all notes owned by that selling securityholder and (b) the denominator includes the number of shares of common stock outstanding and the number of shares of common stock held by that selling securityholder upon conversion of all notes owned by that selling securityholder.

                              DESCRIPTION OF NOTES

  Set forth below is a summary of certain provisions of the notes. The notes were issued pursuant to an indenture dated as of November 18, 1998 between TRCH and United States Trust Company of New York, as trustee. The following summary of the notes, the indenture and the related registration rights agreement is not complete and is subject to all of the provisions of the indenture and the registration rights agreement, including the definitions in those agreements of certain terms. Copies of the indenture and the registration rights agreement may be obtained from us upon request. For more details, see the section "Where to Learn About Us." Definitions of the following terms are included at the end of this section: debt, designated senior debt, junior securities, senior debt, significant subsidiary and subsidiary.

General

  The notes:

  . Are our general, unsecured obligations;

  . Are limited in aggregate principal amount to $345.0 million;

  . Are junior in right of payment to all our existing and future senior debt;

  . Mature on May 15, 2009;

  . Bear interest at the rate of 7% per annum, payable semi-annually on May
    15 and November 15 to record holders of the notes; and

  . Accrue interest calculated on the basis of a 360-day year consisting of twelve 30-day months.

  Until otherwise designated by us, our office or agency will be the corporate trust office of the trustee, presently located at 114 West 47th Street, New York, New York 10036-1532, for the following purposes:

  . Payment of principal of, premium on, interest on, and liquidated damages with respect to the notes;

  . Conversion of the notes; and

  . Presentment of the notes for registration of transfer or exchange.

  At our option, payment of interest and liquidated damages may be made by check mailed to the holders of the notes at the addresses set forth upon our registry books. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  The indenture does not contain any financial covenants or any restrictions with respect to our paying dividends, issuing or repurchasing securities, or incurring debt, including senior debt. The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change of control of TRCH, except to the limited extent described under "Repurchase of notes at the option of the holder upon a change of control."

Conversion rights

  Each holder of notes has the right at any time prior to the close of business on May 15, 2009, unless previously redeemed or repurchased, at the holder's option, to convert any portion of the principal amount of notes held that is $1,000, or an integral multiple of $1,000, into conversion shares at the conversion price of $32.81 per share (subject to adjustment as described below). The right to convert a note called for redemption or delivered for repurchase and not withdrawn will terminate at the close of business on the business day immediately prior to the redemption date or repurchase date, as applicable, for that note, unless we subsequently fail to pay the applicable redemption price or repurchase price.

  Interest due on any note that has been converted into conversion shares after any record date, but on or before the next interest payment date, shall be payable on that interest payment date, notwithstanding the conversion, to the holder of that note on that record date. To convert a note during that time period, unless the note is called for redemption, the holder must submit to us payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion; provided, that no such payment shall be required with respect to interest payable on November 15, 2001. No fractional conversion shares will be issued upon conversion but, instead, an appropriate amount will be paid in cash by us based on the market price of our common stock at the close of business on the day of conversion. As a result, holders who surrender notes for conversion on a date that is not an interest payment date will not receive any interest for the period from the interest payment date immediately preceding the date of conversion to the date of conversion or for any later period, except for notes that are called for redemption on a redemption date between a record date and the corresponding interest payment date as provided above.

  The conversion price is subject to adjustment in certain events, including:

  . Any payment of a dividend (or other distribution) payable in common stock on any class of our capital stock;

  . Any issuance to substantially all holders of common stock of rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price of common stock; provided, that if these rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the conversion price will not be adjusted until such triggering events occur;

  . Certain subdivisions, combinations or reclassifications of our outstanding common stock;

  . Any distribution to substantially all holders of our common stock of evidences of debt, shares of capital stock (other than common stock), cash or other assets (excluding distributions in connection with the liquidation of TRCH and excluding dividends and distributions paid exclusively in cash and in certain mergers and consolidations);

  . Any distribution consisting exclusively of cash to all or substantially all holders of our common stock that, combined with:

   (1) All other such all-cash distributions made by us in the preceding 12 months in respect of which no adjustment has been made; and

   (2) The fair market value of consideration paid or payable in respect of any tender offer by us or any of our subsidiaries for common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of the market value of our then-outstanding common stock on the record date of such distribution; and

  . The completion of a tender offer made by us or any of our subsidiaries for common stock to the extent that the aggregate consideration, together with:

   (1) Any consideration payable in other such tender offers expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made; and

   (2) The aggregate amount of any all-cash distributions referred to above to all holders of our common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 15% of the market value of our then-outstanding common stock on the expiration of such tender offer.

  In the event of a distribution to all or substantially all of the holders of our common stock of rights, warrants or options to subscribe for or purchase any securities (other than those referred to above), we may, instead of making an adjustment in the conversion price, provide that each holder of a note who converts the note after the record date for such distribution and prior to the expiration of such rights shall be entitled to receive upon conversion of the note, in addition to shares of common stock, an appropriate number of such rights, warrants or options. No adjustment of the conversion price is required to be made until the cumulative adjustments amount to one percent or more of the conversion price as last adjusted.

  We may reduce the conversion price to the extent permitted by law for any period of at least 20 business days, after giving at least 15 days notice of the reduction to the trustee and the holders of the notes, if our board of directors has made a determination that the reduction would be in the best interests of TRCH. We may, at our option, make other reductions in the conversion price as our board of directors deems advisable to diminish any income tax to holders of our common stock resulting from any event treated as a dividend or distribution of stock (or rights to acquire stock) for United States federal income tax purposes.

  In case of any:

  . Reclassification or change of outstanding shares of our common stock issuable upon conversion of the notes (other than certain changes in par value);

  . Consolidation or merger of TRCH with another entity (with certain exceptions); or

  . Sale, transfer or conveyance of all or substantially all of our assets,

each note then outstanding will, without the consent of any holder of notes, become convertible only into the kind and amount of securities, cash and other property receivable upon that event by a holder of the number of shares of common stock into which that note was convertible immediately prior to that event after giving effect to any adjustment required to be made. If the kind or amount of securities, cash and other property is not the same for each share of common stock held immediately prior to that event, any holder who fails to exercise any right of election shall receive per share the kind and amount of securities, cash or other property received per share by a plurality of those shares.

  We will use all reasonable efforts to cause all registrations to be made with, and to obtain any approvals by, any governmental authority under any federal or state law of the United States that may be required on our part in connection with the conversion of the notes into conversion shares. If at any time during the two-year period following the date of the original issuance of the notes the registration statement containing this prospectus is not effective or is otherwise unavailable for effecting resales, conversion shares may not be sold or otherwise transferred except in accordance with, or pursuant to an exemption from, the registration requirements of the Securities Act of 1933.

Subordination

  The payment of principal, premium, interest and any other amounts on the notes will be subordinated to the prior payment in full of all of our senior debt. Any borrowings under our credit facilities will constitute senior debt. The credit facilities provide for aggregate borrowings of $1.35 billion. The notes also are effectively subordinated in right of payment to all existing and future liabilities (including trade payables) of our subsidiaries. The indenture does not restrict the incurrence of senior debt or other debt or liabilities by us or our subsidiaries or our ability to transfer assets or business operations to our subsidiaries, subject to the provisions described below under the captions "Repurchase of notes at the option of the holder upon a change of control" and "Limitation on merger, sale or consolidation."


  The holders of our senior debt will be entitled to receive payment in full of all obligations due in respect of our senior debt before the holders of notes will be entitled to receive payment with respect to the notes upon the maturity of that senior debt, by acceleration or otherwise, or in the event of any distribution to our creditors:

  . In a liquidation or dissolution of TRCH;

  . In a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property;

  . In an assignment for the benefit of creditors; or

  . In any marshaling of our assets and liabilities.

  We also may not make payment in respect of the notes if:

  . A payment default on designated senior debt occurs and is continuing beyond any applicable grace period; or

  . Any other default occurs and is continuing on designated senior debt that permits holders of the designated senior debt to accelerate its maturity and the trustee receives a payment blockage notice describing such default from us or the holders of any designated senior debt.

  The payment of cash, property or securities (other than junior securities) upon conversion of a note will constitute payment on a note and therefore will be subject to the subordination provisions in the indenture.

  Payments on the notes may and shall be resumed:

  . In the case of a payment default, upon the date on which such default is cured or waived; and

  . In case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which notice of payment blockage is received, unless the maturity of any designated senior debt has been accelerated.

  At the end of the payment blockage period, we will be required to pay to the holders of the notes all regularly scheduled payments on the notes that were not paid during the payment blockage period.

  No new payment blockage notice may be delivered unless and until 365 days have elapsed since the effectiveness of the immediately prior payment blockage notice.

  We must promptly notify holders of our senior debt if payment of the notes is accelerated because of an event of default.



  In the event that any payment or distribution of our assets (other than junior securities) or those of any subsidiary of ours shall be received by the holders of the notes at a time when that payment or distribution is prohibited by these subordination provisions, that payment or distribution shall be held in trust for the benefit of the holders of senior debt, and shall be paid or delivered by the holders of the notes to the holders of the senior debt remaining unpaid or their representative.


  As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or the creditors of our subsidiaries or a marshaling of our and our subsidiaries' assets or liabilities, holders of notes may receive ratably less than other creditors.

Redemption at our option

  The notes will be redeemable after November 14, 2001 at our option, in whole or in part, upon not less than 30 nor more than 60 days' notice to each holder, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing November 15 of the years indicated below. Except as noted under "Conversion rights" above, accrued and unpaid interest and liquidated damages due, if any, will be paid to holders upon redemption in addition to the redemption price.

Year                     Percentage
----                     ----------
2001....................   104.90%
2002....................   104.20%
2003....................   103.50%
2004....................   102.80%

 Year                     Percentage
 ----                     ----------
 2005....................   102.10%
 2006....................   101.40%
 2007....................   100.70%
 2008 and thereafter.....   100.00%

  In the case of a partial redemption, the trustee shall select the notes or portions thereof for redemption on a pro rata basis, by lot or in another manner it deems appropriate and fair. The notes may be redeemed in part in multiples of $1,000 only.

  Notice of any redemption will be sent, by first-class mail, to the holder of each note to be redeemed to the holder's last address as shown upon the registry books of the registrar. The notice of redemption must state the redemption date, the redemption price and the amount of accrued interest and liquidated damages to be paid. Any notice that relates to a note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that on and after the redemption date, upon surrender of the note, a new note or notes in principal amount equal to the unredeemed portion of that note will be issued. On and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption, unless we default in our redemption obligations. The notes do not have the benefit of any sinking fund.

Repurchase of notes at the option of the holder upon a change of control

  Upon a change of control we are required to make an irrevocable and unconditional (except as described below) offer to purchase all notes. The repurchase date will be no later than 45 business days (except as described below) after the occurrence of the change of control at a cash price equal to 100% of the principal amount of the notes, together with accrued and unpaid interest and liquidated damages due. A holder of notes may accept the repurchase offer with respect to all or a portion of its notes. The repurchase offer will be made within 25 business days following a change of control and will remain open for 20 business days following its commencement except to the extent that a longer period is required by applicable law. Upon expiration of the repurchase offer period, we must purchase all notes tendered in response to the repurchase offer.

  The indenture provides that a "change of control" means:

  . The acquisition by any entity, or a group or syndicate of entities, other than TRCH or its wholly owned subsidiaries of beneficial ownership, directly or indirectly, through a purchase, merger, or other acquisition transaction or series of transactions, of more than 50% of the total voting power of all shares of our capital stock; or

  . Any consolidation of TRCH with, or merger of TRCH into, any other entity, any merger of another entity into TRCH, or any sale or transfer of all or substantially all of the assets of TRCH to another entity, unless that merger or sale of assets:

      (1) Does not result in a material reclassification, conversion, exchange, or cancellation of outstanding shares of our capital stock;

      (2) Is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion, or exchange of outstanding shares of common stock solely into shares of common stock;

      (3) Does not have the result that our stockholders immediately before such transaction own, directly or indirectly, immediately following such transaction, less than 50% of the combined total voting power of all shares of capital stock of the entity that is the survivor in the transaction; or

      (4) Does not trigger prepayment rights for lenders under the change of control provisions of our credit facilities.

  A change of control does not, however, include a transaction in which at least 90% of the consideration to be received by the holders of our common stock in the transaction consists of shares of equity securities traded on a national securities exchange or quoted on the Nasdaq National Market, and, as a result of such transaction, the notes become convertible into such equity securities.

  The phrase "all or substantially all" of our assets, as included in the definition of change of control, is likely to be interpreted by reference to applicable state law, and will depend on facts and circumstances. As a result, there may be a degree of uncertainty in determining whether a sale or transfer of "all or substantially all" of our assets has occurred.

  If we are required to make a repurchase offer because a change of control has occurred on or before the repurchase date, we will:

  . Accept for payment notes or portions of notes properly surrendered pursuant to the repurchase offer;

  . Deposit with the paying agent cash sufficient to pay the repurchase price
    (together with accrued and unpaid interest and other amounts due) of all notes so surrendered; and

  . Deliver to the trustee the notes accepted, together with an officers' certificate listing the notes or portions of the notes being purchased by us.

  The paying agent will promptly mail to the holders of those notes that have been properly surrendered the payment owed, and the trustee will promptly authenticate and mail or deliver to those holders a new note or notes equal in principal amount to any unpurchased portion of the notes surrendered. Any notes not accepted will be promptly mailed or delivered by us to the holder. We will announce publicly the results of the repurchase offer on or as soon as practicable after the repurchase date.

  Except as follows, no modification of the indenture regarding the provisions on repurchase upon a change of control that adversely affects a holder of notes is permissible without the consent of that holder. Holders of in excess of two-thirds of the outstanding aggregate principal amount of the notes may choose, at any time following the occurrence of a change of control and before the close of business on the business day immediately preceding the repurchase date, to not treat an otherwise qualifying transaction as a change of control for purposes of the indenture. In that event:

  . We will not be required to make the repurchase offer;

  . To the extent the repurchase offer has already been made, it will be deemed revoked; and

  . To the extent any notes have been surrendered in response to any revoked repurchase offer, the surrender shall be rescinded and the notes surrendered will be promptly returned to the holders.

  To the extent applicable, we will comply with the tender offer rules under any securities laws, and will file any schedule required under those rules, in connection with any offer by us to repurchase notes at the option of the holders upon a change of control.

Limitation on merger, sale or consolidation

  The indenture provides that we may not, directly or indirectly, consolidate with or merge with or into, or sell, lease or otherwise dispose of all or substantially all of our assets (on a consolidated basis), whether in a single transaction or a series of related transactions, to another entity or group of affiliated entities (other than to our wholly owned subsidiaries), unless:

  . Either:

   (1) In the case of a merger or consolidation, we are the surviving entity; or

   (2) The resulting, surviving or transferee entity is a corporation organized under the laws of any state in the United States or the District of Columbia and expressly assumes by supplemental indenture all of our obligations in connection with the notes and the indenture; and

  . No event of default shall exist immediately before or after giving effect to the merger or consolidation.

  Upon any consolidation or merger or any transfer of all or substantially all of our assets, the successor corporation shall be substituted for us, and may exercise all of our rights and powers under the indenture and we will be released from our obligations under the indenture and the notes, except as to any obligations that arise from or as a result of such transaction.

  The transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more of our subsidiaries, which properties and assets, if held by us instead of those subsidiaries, would constitute all or substantially all of our properties and assets, shall be considered the transfer of all or substantially all of our properties and assets.

Reports

  Whether or not required by the SEC, we will deliver to the trustee, within 15 days after we are or would have been required to file such with the SEC:

  . Annual and quarterly consolidated financial statements substantially equivalent to financial statements that are required to be included in Forms 10-K and 10-Q, including, with respect to annual information only, a report thereon by certified independent public accountants and, in each case, a management's discussion and analysis of financial condition and results of operations; and

  . For so long as the notes or conversion shares are not freely tradeable under federal securities laws, if we cease to be subject to the reporting requirements of the Exchange Act, we will continue to provide to holders the information specified by Rule 144A(d)(4).

Events of default and remedies

  The indenture defines an event of default as:

  . Our failure to pay any installment of interest on the notes as and when due and payable for 30 days;

  . Our failure to pay all or any part of the principal of, or premium, if any, on the notes when and as the same become due and payable;

  . Our failure to perform our covenants and agreements regarding any conversion of notes required under the indenture for 30 days;

  . Our failure to observe or perform any other covenant or agreement contained in the notes or the indenture, subject to certain exceptions, for a period of 60 days after written notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes outstanding;

  . Certain events of bankruptcy, insolvency or reorganization in respect of us or any of our significant subsidiaries;

  . Our failure to make any payment at final stated maturity, including any applicable grace period, in respect of our debt (other than non-recourse obligations) in an amount in excess of $10 million for 30 days after written notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of notes outstanding;

  . Any default with respect to any of our debt (other than non-recourse obligations) which results in the acceleration of debt in an amount in excess of $10 million without that debt having been discharged or the acceleration having been rescinded or annulled for 30 days after written notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of notes outstanding; and

  . Any final unsatisfied judgments not covered by insurance in excess of $10 million at any one time rendered against us or any of our significant subsidiaries and not stayed, bonded or discharged within 60 days.

  If a default occurs and is continuing, the trustee must, within 90 days after receiving actual notice of occurrence of the default, give to the holders notice of that default, but the trustee shall be protected in withholding notice if it in good faith determines that the withholding of notice is in the interest of the holders, except in the case of a default regarding any payment due on the notes.

   If an event of default arising from certain events of bankruptcy, insolvency or reorganization in respect of us or any of our significant subsidiaries occurs, all amounts due will be immediately due and payable on all outstanding notes without any declaration or other act on the part of the trustee or the holders. If any other event of default occurs and is continuing then, unless the principal of all of the notes shall have already become due and payable, either the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to us (and to the trustee if given by holders), may declare all principal, premium, if any, accrued interest and liquidated damages on or with respect to the notes to be due and payable immediately. The holders of no less than a majority in aggregate principal amount of notes generally are authorized to rescind the acceleration if all existing events of default, other than with respect to any payment due on the notes that has become due solely by that acceleration, have been cured or waived.

  Prior to the declaration of acceleration of the maturity of the notes, the holders of a majority in aggregate principal amount of the notes at the time outstanding may waive on behalf of all the holders:

  . Any default, except a default regarding any payment due on the notes which is not yet cured; or

  . A default with respect to any covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding note affected.

  Subject to the provisions of the indenture:

  . The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless those holders have offered to the trustee reasonable security or indemnity; and

  . The holders of a majority in aggregate principal amount of the notes at the time outstanding will have the right to:

     (1) Direct the time, method and place of conducting any proceeding for any remedy available to the trustee; or

     (2) Exercise any trust or power conferred on the trustee.

  No holder may pursue any remedy under the indenture, except for a default in any payment due on the notes, unless:

  . The holder gives to the trustee written notice of a continuing event of default;

  . The holders of at least 25% in principal amount of the outstanding notes make a written request to the trustee to pursue the remedy;

  . The holders offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

  . The trustee does not comply with the request within 60 days after the receipt of the request and the offer of indemnity; and

  . The trustee shall not have received a contrary direction from the holders of a majority in principal amount of the outstanding notes.

Amendments and supplements

  We and the trustee may enter into a supplemental indenture for certain purposes without the consent of the holders of notes. With the consent of the holders of a majority in aggregate principal amount of the notes at the time outstanding, we and the trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify or waive the rights of the holders; provided, that no modification may, without the consent of each holder affected:

  . Change the stated maturity of any note or reduce the principal amount or the rate (or extend the time for payment) of interest or any premium payable upon the redemption;

  . Change the place of payment where, or the coin or currency in which, any note or any premium or the interest thereon is payable;

  . Impair the right to institute suit for the conversion of any note or the enforcement of any such payment on or after the due date thereof (including, in the case of redemption, on or after the redemption date), or reduce the repurchase price;

  . Alter the repurchase offer (other than as set forth herein) or redemption provisions in a manner adverse to the holders;

  . Reduce the percentage in principal amount of the outstanding notes held by holders whose consent is required for any such amendment, supplemental indenture or waiver provided for in the indenture; or

  . Adversely affect the right of that holder to convert notes or alter, in a manner that adversely affects the right of that holder, the provisions relating to anti-dilution protection in respect thereof. A supplemental indenture entered into in compliance with the "Limitation on merger, sale or consolidation" covenant would not require the consent of the holders of the notes.

No personal liability of shareholders, officers, directors and employees

  None of our shareholders, employees, officers, directors or partners or those of any successor corporation shall have any personal liability in respect of our obligations under the indenture or the notes by reason of their status as a shareholder, employee, officer, director or partner.

Transfer and exchange

  A holder may transfer or exchange the notes in accordance with the indenture. We or the trustee may require a holder, among other things, to furnish appropriate endorsements, legal opinions and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any notes selected for redemption. Also, we are not required to transfer or exchange any notes for a period of 15 days before the mailing of a repurchase offer or notice of redemption.

  The registered holder of a note may be treated as the owner of it for all purposes.

Book entry, delivery and form

  All notes are evidenced by one or more global notes which have been deposited with, or on behalf of, The Depository Trust Company, as the depositary, and registered in the name of Cede & Co. as the depositary's nominee. Except as set forth below, the global notes may be transferred, in whole or in part, only to another nominee of the depositary or to a successor of the depositary or its nominee.


  Qualified institutional buyers, or QIBs, as defined in Rule 144A under the Securities Act of 1933, may hold their interests in the global notes directly through the depositary if those holders are participants in the depositary, or indirectly through organizations which are participants in the depositary. Transfers between these participants will be effected in accordance with the depositary's rules and will be settled in same-day funds.

  The depositary has advised us that it is a limited-purpose trust company that was created to hold securities for its participants and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The depositary's participants include securities brokers and dealers (including the initial purchasers of the notes), banks and trust companies, clearing corporations and certain other organizations. Access to the depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. QIBs may elect to hold notes purchased by them through the depositary. QIBs who are not participants may beneficially own securities held by or on behalf of the depositary only through participants or indirect participants.

  Ownership of the notes evidenced by the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the depositary (with respect to the interests of participants), the participants and the indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer notes evidenced by the global notes will be limited to such extent.

  So long as the depositary or its nominee is the registered owner of a note, the depositary or that nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not:

  . Be entitled to have notes represented by such global note registered in their names;

  . Receive or be entitled to receive physical delivery of certificated notes; and

  . Be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder.

  As a result, the ability of a person having a beneficial interest in notes represented by a global note to pledge that interest to persons that do not participate in the depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing that interest.

  Neither we nor the trustee have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by the depositary, or for maintaining, supervising or reviewing any records of the depositary relating to those notes.

  Payments with respect to any note represented by a global note on the applicable record date will be payable by the trustee to or at the direction of the depositary or its nominee in its capacity as the registered holder of the global notes representing such notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the global notes are registered as the owners thereof for all purposes. Consequently, neither we nor the trustee has or will have any responsibility or liability for any payment to beneficial owners of notes or the crediting of the accounts of the relevant participants with any payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the global notes as shown on the records of the depositary. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of the participants or the indirect participants.

  Holders who desire to convert their notes into conversion shares pursuant to the terms of the notes should contact their brokers or other participants or indirect participants to obtain information on procedures, including proper forms and cut-off times, for submitting requests.

  If we notify the trustee in writing that (1) the depositary is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or (2) that we elect to cause the issuance of notes in definitive form under the indenture, then, upon surrender by the depositary of the global notes, certificated notes will be issued to each person that the depositary identifies as the beneficial owner of the notes represented by the global notes. In addition, subject to certain conditions, any person having a beneficial interest in a global note may, upon request to the trustee, exchange that beneficial interest for notes in the form of certificated notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof), and cause them to be delivered thereto. All such certificated notes shall bear appropriate legends restricting their transferability.

  Neither we nor the trustee shall be liable for any delay by the depositary or any participant or indirect participant in identifying the beneficial owners of the notes. We and the trustee shall also be protected in relying on instructions from the depositary for all purposes.

Registration rights; Liquidated damages

  Pursuant to the registration rights agreement, we agreed to file with the SEC on or prior to 90 days after the closing date a shelf registration statement under the Securities Act of 1933 to cover resales of notes and conversion shares by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. Accordingly, we have filed the registration statement of which this prospectus is a part. We will use our reasonable best efforts to keep the shelf registration statement effective until the earlier of such date that is two years after the latest date of initial issuance of the notes or the date all notes and conversion shares covered by the shelf registration statement have been sold or there are no longer any notes and conversion shares outstanding.


  If the shelf registration statement containing this prospectus ceases to be effective or this prospectus ceases to be usable for more than 90 days during any 365-day period we will accrue liquidated damages in favor of each holder of notes and conversion shares. During the first 90-day period immediately following such a default, these damages will accrue at a rate of $0.05 per week per $1,000 principal amount of notes or, if applicable, on an equivalent basis per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of conversion shares held by that holder. The rate of accrual will increase by an additional $0.05 per week per $1,000 principal amount of notes or, if applicable, by an equivalent amount per week per share (subject to adjustment as set forth above) of conversion shares for each subsequent 90-day period until all defaults have been cured. A maximum amount of $0.25 per week per $1,000 principal amount of notes or, if applicable, an equivalent amount per week per share (subject to adjustment as set forth above) of conversion shares may be accrued. All accrued liquidated damages shall be paid to the holders of notes or conversion shares in the same manner as interest payments on the notes on semi-annual payment dates which correspond to interest payment dates for the notes.

  The use of the shelf registration statement for effecting resales of notes and conversion shares may be suspended in certain circumstances described in the registration rights agreement upon notice by us to the holders of the notes and conversion shares, subject to the rights of the holders of notes and conversion shares to receive liquidated damages if the aggregate number of days of such suspensions in any 365-day period exceeds the period described above.

  We will provide to each holder of notes and conversion shares included in the shelf registration statement copies of this prospectus, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit resales of the notes and conversion shares. A holder who sells notes and conversion shares pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in this prospectus and to deliver this prospectus to purchasers and will be bound by the provisions of the registration rights agreement which are applicable to that holder (including certain indemnification provisions).



Governing law

  The indenture and the notes and the registration rights agreement provide that they are governed in accordance with the laws of the State of New York, without regard to choice of laws provisions.

The trustee

  United States Trust Company of New York is the trustee under the indenture. A successor trustee may be appointed in accordance with the terms of the indenture.

  The indenture contains certain limitations on the rights of the trustee, in the event it becomes our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee is permitted to engage in other transactions with us and our subsidiaries; provided, however, that if it acquires a conflicting interest, it must eliminate such conflict or resign.

  In case an event of default shall occur under the indenture (and shall not be cured or waived), the trustee will be required to use the degree of care of a prudent person in the conduct of its own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have offered to the trustee reasonable security or indemnity.

Certain definitions



  "Debt" of any entity means:

  . All liabilities and obligations, contingent or otherwise, of that entity:

   (1) In respect of borrowed money;

   (2) Evidenced by credit or loan agreements, bonds, notes, debentures or similar instruments;

   (3) Evidenced by bankers' acceptances or similar instruments issued or accepted by banks;

   (4) For the payment of money relating to a capitalized lease obligation to the extent it would be treated as debt under generally accepted accounting principles; or

   (5) Evidenced by a letter of credit, bank guarantee or a reimbursement obligation with respect to any letter of credit.

  . All obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

  . All net obligations of such entity under interest swap and hedging obligations; and

  . All liabilities of other entities of the kind described above that the entity has guaranteed or that is otherwise its legal liability, or which is secured by a lien on property of that entity (other than carriers', warehousemens', mechanics', repairmens' or other like non-consensual statutory liens arising in the ordinary course of business).

  "Designated senior debt" means:

  . Any debt outstanding under any of the credit facilities; and

  . Any other senior debt, the principal amount of which is, or under which the lenders party thereto are committed to lend or advance, $10 million or more, provided, that we have designated that other senior debt as "designated senior debt."

  "Junior securities" means our capital stock and any of our debt that:

  . Is authorized and issued pursuant to a plan of reorganization of TRCH
    (which authorization states that it gives effect to the subordination of such junior securities to all senior debt);

  . Is subordinated to all senior debt (and any debt securities issued in exchange for senior debt) to substantially the same extent as, or to a greater extent than, the notes are subordinated to senior debt pursuant to the indenture; and

  . Contains terms, provisions, covenants and default provisions not more beneficial to the holders of the notes as compared to the holders of the senior debt on the issue date of the notes.

  "Senior debt" means all our obligations to pay amounts and liabilities accrued or due on or in connection with: the credit facilities, interest swap and hedging obligations issued by parties to and secured with the credit facilities and any of our other debt, whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, unless:

  . The instrument creating or evidencing such debt expressly provides that such debt is not senior or superior in right of payment to the notes or is pari passu with, or subordinated to, the notes;


  .The debt is owed to any of our subsidiaries;


  . The debt represents any trade account payable incurred in the ordinary course of business;


  . The debt relates to any liability for taxes owed or owing by us or any of our subsidiaries; or


  . The debt is the notes.


  "Significant subsidiary" means as of any date of determination:


  . Any subsidiary of ours that has aggregate total assets in an amount in excess of 10% of our consolidated total assets at such date of determination; or


  . Any subsidiary of ours for which the net income of such subsidiary and its subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principals, during the four fiscal quarters most recently ended preceding the date of determination, exceeded 10% of our consolidated net income during such period.


  "Subsidiary" means any entity in which another entity, directly or indirectly, has a majority:

  . Ownership interest and is the general partner of that entity, if the entity is a partnership;

  . Voting interest, if the entity is a corporation; or

  . Ownership interest, if that entity is not a partnership or corporation.

                         DESCRIPTION OF CAPITAL STOCK

  This summary highlights certain provisions of our certificate of incorporation and our bylaws.

  Our authorized capital stock is 200 million shares, consisting of 195 million shares of common stock and five million shares of preferred stock.

Common stock

  As of February  , 1999, we had            shares of common stock issued and
outstanding. We do not anticipate paying any cash dividends on our common stock in the foreseeable future and we are subject to certain restrictions on our ability to pay dividends on the common stock under our credit facilities.

  Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights applicable to the common stock.

  The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Subject to the preferences applicable to shares of preferred stock outstanding at any time, holders of shares of common stock are entitled to receive dividends ratably, if, when and as declared by our board of directors, from funds legally available. These holders are also entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities and preferred stock preferences, if any. Holders of common stock have no preemptive, subscription, redemption or conversion rights and there are no sinking fund provisions relating to these shares.

  The authorized but unissued shares of common stock are available for issuance by us without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the common stock may be listed.

  The outstanding shares of our common stock are, and the conversion shares will be, when issued and paid for, fully paid and non-assessable.

Preferred stock

  Our certificate of incorporation authorizes our board of directors to establish series of preferred stock and to determine, with respect to any series of preferred stock, the voting powers, or no voting powers, and designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are stated in the resolutions of our board of directors providing for a series.


  As of February , 1999, we had no shares of preferred stock issued and outstanding. The authorized but unissued shares of preferred stock are available for issuance by us without further action by our stockholders. This allows us to issue shares of preferred stock without the expense and delay of a special stockholders' meeting, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. We believe that the preferred stock will provide flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs.

  Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock, the terms of which, subject to certain limitations imposed by the securities laws, could impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders at the time of issuance. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of that stock.

Certain charter and bylaw provisions

  Pursuant to the provisions of the Delaware General Corporation Law, or the DGCL, we have adopted provisions in our certificate of incorporation and bylaws which require us to indemnify our officers and directors to the fullest extent permitted by law, and eliminate the personal liability of our directors to us or our stockholders for monetary damages for breach of their duty of due care except for;

  . Any breach of the duty of loyalty;

  . Acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

  . Liability under Section 174 of the DGCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or

  . Any transaction from which the director derived any improper personal benefit.

  These provisions do not eliminate a director's duty of care. Moreover, these provisions do not apply to claims against a director for violation of certain laws, including federal securities laws. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as directors and officers.

  Our certificate of incorporation includes a provision which allows our board of directors to issue up to five million shares of preferred stock with voting, liquidation and conversion rights that could be superior to and adversely affect the voting power of holders of our common stock. We have no present plans to issue any shares of preferred stock.

Delaware anti-takeover law

  We are a Delaware corporation that is subject to Section 203 of the DGCL. Under Section 203 certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that stockholder became an interested stockholder, unless:

  . The corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made this election);

  . The business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

  . Upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or

  . The business combination is approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own.

  The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

Transfer agent

  The registrar and transfer agent for our common stock is The Bank of New
York.

                            DESCRIPTION OF DEBT

  This summary highlights certain provisions of our debt instruments.

Credit facilities

  We may borrow an aggregate of $1.35 billion under our credit facilities. Our credit facilities are with DLJ Capital Funding, Inc. (an affiliate of the lead initial purchaser), as syndication agent, The Bank of New York (an affiliate of an initial purchaser), as administrative agent and various banks, as lenders. The following is a summary description of the principal terms of our credit facilities.

 Structure

  Our credit facilities provide for a ten-year $400 million senior term facility and a seven-year $950 million revolving senior credit facility. Under the revolving facility, up to $100 million may be used in connection with letters of credit, and up to $15 million in short-term funds may be borrowed the same day that notice is given to the banks under a "swing line" facility.

 Security; Guarantees

  The obligations under our credit facilities are guaranteed by each of our existing direct and indirect material subsidiaries and future direct and indirect material domestic subsidiaries. Our credit facilities and the guarantees are, subject to certain exceptions, secured by all of the capital stock (or similar equity interests) of our existing direct and indirect material subsidiaries and future direct and indirect material domestic subsidiaries.

 Interest rate

  In general, borrowings under our credit facilities bear interest at one of two floating rates selected by us:

  . The alternate base rate (defined as the higher of The Bank of New York's prime rate or the federal funds rate plus 0.5%) plus, for borrowings under the term facility only, a margin that ranges from 0.5% to 0.75% depending on our leverage ratio; or

  . The rate at which The Bank of New York is offering dollar deposits in the interbank eurodollar market, adjusted for statutory reserves, plus a margin that ranges from 0.45% to 1.75% in the case of the revolving facility and 1.75% to 2.00% in the case of the term facility depending on our leverage ratio.

  Swing line borrowings bear interest at either a rate negotiated by us and The Bank of New York, as the swing line lender, at the time of borrowing or, if no rate is negotiated and agreed upon, the alternate base rate.

 Maturity

  We are required to repay the amount borrowed under the term facility in yearly installments of $4 million beginning on September 30, 1998 and continuing through September 30, 2007. The remaining balance of $360 million is due when the term facility matures on March 31, 2008. The term facility may be prepaid at any time upon proper notice, but the redemption price will be 101.5% of the outstanding balance if prepayment is made on or prior to April 30, 1999 and 100.75% of the outstanding balance if prepayment is made from May 1, 1999 to April 30, 2000. The revolving facility terminates on March 31, 2005.

 Fees

  We are required to pay the banks which are party to our credit facilities a commitment fee based on the daily average unused portion of the revolving facility which accrues from the closing date of our credit facilities. We are also obligated to pay letter of credit fees on the aggregate stated amount of outstanding letters of credit.

 Covenants

  Our credit facilities contain a number of covenants (in addition to the financial covenants) that, among other things, restrict our ability and that of our subsidiaries to:

  . Dispose of assets;

  . Incur additional debt;

  . Prepay other debt (including the notes, subject to certain exceptions) or amend certain debt instruments (including the indenture);

  . Pay dividends;

  . Create liens on assets;

  . Amend our certificate of incorporation or bylaws;

  . Make investments, loans or advances;

  . Make acquisitions;

  . Engage in mergers or consolidations;

  . Change the business conducted by us or our subsidiaries;

  . Make capital expenditures or engage in certain transactions with affiliates; and

  . Otherwise restrict certain corporate activities.

  In addition, our credit facilities contain financial covenants that require us to maintain, on a consolidated basis, specified financial tests including a minimum interest coverage ratio, a minimum net worth test, a minimum cash flow ratio and a maximum leverage ratio.

 Events of default

  Our credit facilities contain customary events of default, including:

  . Nonpayment of principal, interest or fees;

  . Material inaccuracy of representations and warranties;

  . Violation of covenants;

  . Cross-defaults to certain other debt;

  . Certain events of bankruptcy and insolvency;

  . Certain Employee Retirement Income Security Act of 1974 matters;

  . Material judgments;

  . Invalidity of any guaranty or security interest; and

  . A change of control of us in certain circumstances.

  In addition, if we or any of our subsidiaries become ineligible for participation in, or are suspended from receiving reimbursement under, Medicare or Medicaid programs resulting in a material decrease in our consolidated net operating revenues, we will be in default under the credit facilities.

Swap agreements

  During the quarter ended June 30, 1998, we entered into forward interest rate cancelable swap agreements with various financial institutions with a combined notional amount of $800 million. The lengths of the agreements are between three and ten years with cancelation clauses at the financial institutions' option from one to seven years. The underlying blended interest rate is fixed at approximately 5.65% plus an applicable margin based upon our current leverage ratio. Currently, the effective interest rate for these swaps is 7.15%.

5 5/8% convertible notes and related guaranty

  We have guaranteed the $125 million outstanding 5 5/8% Convertible Subordinated Notes due 2006 of Renal Treatment Centers, Inc., our wholly-owned subsidiary. These notes are convertible into shares of our common stock at an effective conversion price of $25.62 per share. Although these notes do not mature until 2006, Renal Treatment Centers, Inc. may redeem them at its option subsequent to July 16, 1999. The redemption price, expressed as a percentage of the principal amount of the notes, is shown below for 12-month periods beginning July 15:

     Year                     Percentage Year                     Percentage
     ----                     ---------- ----                     ----------
     1999....................   103.94%  2003....................   101.69%
     2000....................   103.38%  2004....................   101.13%
     2001....................   102.81%  2005....................   100.56%
     2002....................   102.25%  2006....................   100.00%

  Our guaranty of these notes is pari passu with trade payables and is subordinate to our credit facilities and any future debt which we may incur (unless it otherwise states). The notes offered by this prospectus are effectively subordinate to these notes.

                  CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

  The following discussion summarizes certain of the material U.S. federal tax considerations of the acquisition, ownership, conversion and disposition of the notes by beneficial owners of the notes and the ownership and disposition of conversion shares. This discussion does not consider all aspects of U.S. federal income taxation that may be relevant to a prospective investor in light of that investor's personal circumstances. This discussion does not address the U.S. federal income tax consequences of ownership of the notes or conversion shares not held as capital assets within the meaning of Section 1221 of the current U.S. Internal Revenue Code, or the IRC, or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

  . Dealers in securities or foreign currency;

  . Tax-exempt entities, financial institutions, insurance companies;

  . Persons that hold the notes or conversion shares as part of a straddle, hedge, conversion or synthetic security transaction;

  . Persons that have a functional currency other than the U.S. dollar; and

  . Investors in pass-through entities.

Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. This discussion is based upon the IRC, existing regulations under the IRC, and current administrative rulings and judicial decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and that could affect the continuing validity of this discussion. Prospective investors should consult their tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to the acquisition, ownership, conversion and disposition of the notes and the ownership and disposition of the conversion shares.

                               U.S. Holders

  A "U.S. holder" means a beneficial owner of a note or conversion shares that is, for U.S. federal income tax purposes:

  . A citizen or resident (as defined in Section 7701(b)(1) of the IRC) of the United States;

  . A corporation or other entity taxable as a corporation organized under the laws of the United States or any of its political subdivisions;

  .An estate the income of which is subject to U.S. federal income tax regardless of its source;

  . A trust, with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all its substantial decisions; or

  . A person whose worldwide income or gain is subject to U.S. federal income tax on a net income basis.

A "non-U.S. holder" means a holder of a note or conversion shares that is not a U.S. holder.

Conversion of the notes

  In general, no gain or loss will be recognized on a conversion of the notes into conversion shares except to the extent of cash paid in lieu of a fractional share of common stock, as discussed below under the heading "Disposition of notes and conversion shares." The adjusted basis of the conversion shares received upon conversion will equal the adjusted basis of the note converted, reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash. The holding period of a U.S. holder in the conversion shares will include the period during which the converted notes were held.

Dividends on conversion shares

  The amount of any distribution by us in respect of conversion shares will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in the conversion shares and thereafter as capital gain. Dividends paid to holders that are U.S. corporations may qualify for the dividends-received deduction.

Adjustment of conversion price

  If at any time we make a distribution of property to our stockholders that would be taxable to those stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the antidilution provisions of the notes, the conversion price of the notes is decreased, the amount of that decrease may be deemed to be the payment of a taxable dividend to holders of the notes. For example, a decrease in the conversion price in the event of distributions of our debt or assets generally will result in deemed dividend treatment to holders of the notes, but generally a decrease in the event of stock dividends or the distribution of rights to subscribe for our common stock will not. See the section "Description of Notes" under the heading "Conversion rights."

Amortizable bond premium

  If a U.S. holder of a note acquires the note at a cost that is in excess of the amount payable at maturity (after reducing that cost by an amount equal to the value of the conversion option), the U.S. holder may elect under Section 171 of the IRC to amortize the excess cost (as an offset to interest income) on a constant interest rate basis over the term of the note. However, because the notes may be redeemed at our option at a price in excess of their principal amount, a U.S. holder may be required to amortize any bond premium based on the earlier call date and the call price payable at that time. If the U.S. holder makes an election to amortize bond premium, the tax basis of all the U.S. holder's notes will be reduced by the allowable bond premium amortization. The amortization election would apply to all debt instruments held or subsequently acquired by the electing purchaser and cannot be revoked without permission from the Internal Revenue Service. On conversion of a note into conversion shares, no additional amortization of any bond premium would be allowed, and any remaining premium would be added to the U.S. holder's tax basis in the common stock received.

Market discount

  Investors acquiring notes after their original issuance should consider that the resale of those notes may be adversely affected by the market discount provisions of Sections 1276 through 1278 of the IRC. Except as described below, gain recognized on the disposition of a note that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount. "Market discount" is defined generally as the excess of the principal amount of the note over the tax basis of the note in the hands of the U.S. holder immediately after its acquisition.

  Under a de minimis exception, there is no market discount if the excess of the principal amount of the obligation over the U.S. holder's tax basis in the obligation is less than 0.25% of the principal amount multiplied by the number of complete years after the acquisition date to the obligation's date of maturity. Unless the U.S. holder elects to accrue market discount on a constant yield basis, the accrued market discount generally would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the U.S. holder and the denominator of which is the number of days after the U.S. holder's acquisition of the obligation up to and including its maturity date.

  If a U.S. holder of a note acquired with market discount disposes of that note in any transaction other than a sale, exchange or involuntary conversion, the U.S. holder will be deemed to have realized an amount equal to the fair market value of the note and will be required to recognize as ordinary income any accrued market discount. See the discussion below under the subheading "Disposition of notes and conversion shares" for the tax consequences of a sale or exchange. A partial principal payment on a note will be includable as ordinary income upon receipt to the extent of any applicable accrued market discount on that note. Although it is not free from doubt, any accrued market discount not previously taken into income prior to a conversion of a note into conversion shares should carry over to the conversion shares received on conversion and be treated as ordinary income upon a subsequent disposition of those conversion shares, to the extent of any gain recognized on that disposition. Unless the election described below is in effect, a U.S. holder of a note acquired at a market discount also may be required to defer the deduction of all or a portion of the interest on any debt incurred or maintained to purchase or carry the note until the maturity of the note or the earlier disposition of the note in a taxable transaction.

  A U.S. holder of a note acquired at a market discount may elect to include the market discount in income as it accrues (on either a straight-line basis or a constant yield basis). This election would apply to all market discount obligations acquired by the electing U.S. holder on or after the first day of the first year to which the election applies. The election may be revoked only with the consent of the Internal Revenue Service. If a U.S. holder of a note elects to include market discount in income currently, the rules discussed above regarding ordinary income recognition resulting from a sale and certain other disposition transactions and deferral of interest deductions would not apply.

Disposition of notes and conversion shares

  Generally, upon the disposition of a note or conversion shares (including cash received in lieu of a fractional share of common stock) by sale, exchange or redemption, a U.S. holder will recognize capital gain or loss equal to the difference between:

  . The amount realized on the disposition (other than, in the case of a disposition of a note, amounts attributable to accrued but unpaid stated interest not previously included in income); and

  . The U.S. holder's adjusted tax basis in the note or conversion shares.

A U.S. holder's adjusted tax basis in a note generally will equal the cost of the note to that holder, less any principal payments received by that holder and increased by any market discount previously included in income by that holder. Special rules may apply to redemptions of common stock which may result in dividend, rather than sale or exchange, treatment in respect of the proceeds received pursuant to that redemption. Net capital gain (i.e., capital gain in excess of capital loss) recognized by an individual upon a disposition of notes or conversion shares that have been held for more than 12 months generally will be subject to a maximum tax rate of 20% or, in the case of notes or conversion shares that have been held for 12 months or less, will be subject to tax at ordinary income tax rates.

                             Non-U.S. Holders

  Interest on the notes, dividends on conversion shares and gain on the sale, exchange or other disposition of the notes and conversion shares will be considered "U.S. trade or business income" if that interest, dividend or gain is:

  . Effectively connected with the conduct of a U.S. trade or business; or

  . In the case of a treaty resident, attributable to a U.S. permanent establishment (or to a fixed base) in the U.S.

Stated interest

  Generally, interest received by a non-U.S. holder of a note that is not U.S. trade or business income will not be subject to U.S. federal income or withholding tax if:

  . The non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all our voting stock and is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the IRC; and

  . The non-U.S. holder, under penalties of perjury, certifies that the non-
    U.S. holder is not a U.S. person and the certificate provides the non-U.S. holder's name and address.

  Interest received on the notes that constitutes U.S. trade or business income will be subject to tax on a net income basis at regular U.S. federal income tax rates and, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower rate if specified by an applicable income tax treaty) of its U.S. effectively connected earnings and profits that are actually or deemed to have been repatriated. The Treasury Department has issued final regulations relating to withholding, information reporting and backup withholding that unify current certification procedures and forms and clarify reliance standards. These final regulations generally will be effective with respect to payments made after December 31, 1999. Under these final regulations, a non-U.S. holder who is claiming the benefits of a tax treaty or exemption from withholding from U.S. trade or business income may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Moreover, certain special procedures are provided in these final regulations for payments through qualified intermediaries.

Conversion of the notes

  In general, no U.S. federal income tax or withholding tax will be imposed on the conversion of the notes into conversion shares by a non-U.S. holder, except in the case of the receipt of cash in lieu of a fractional share of common stock as discussed below under the heading "Disposition of notes and conversion shares." The adjusted basis of the common stock received on conversion will equal the adjusted basis of the note converted, reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash.

Dividends on conversion shares

  Dividends paid (including dividends deemed to have been paid as described above under the heading "Adjustment of conversion price") to a non-U.S. holder of conversion shares will be subject to a U.S. withholding tax at a rate of 30% (or a lower rate if specified by an applicable income tax treaty) of the gross amount of the dividend, unless the dividends constitute U.S. trade or business income. Currently, for purposes of determining whether tax is to be withheld at the 30% rate or at a reduced treaty rate, we ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country, absent knowledge that such presumption is not warranted. Under the final regulations for withholding effective for payments after December 31, 1999, holders will be required to satisfy certain applicable certification requirements to claim treaty benefits.

  Except to the extent otherwise provided under an applicable treaty, dividends that constitute U.S. trade or business income are subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates, and are not generally subject to withholding if the holder complies with certain certification and disclosure requirements. In the case of any dividends received by a foreign corporation that are effectively connected with the conduct by such corporation of a U.S. trade or business, such dividends may also be subject to the 30% branch profits tax as described above under the heading "Stated interest."

Disposition of notes and conversion shares

  Except as described below, and subject to the discussion concerning backup withholding, any gain realized by a non-U.S. holder on the sale, exchange or redemption of a note or conversion shares (including cash received in lieu of a fractional share) generally will not be subject to U.S. federal income or withholding tax, unless:

  . Such gain is U.S. trade or business income; or

  . The non-U.S. holder is an individual who holds the notes as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements.

Special rules may apply to redemptions of conversion shares which may result in dividend, rather than sale or exchange, treatment in respect of the proceeds received.

Federal estate tax

  Notes or conversion shares held, or treated as held, by an individual who is a non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that:

  . In the case of notes, the individual did not actually or constructively own 10% or more of the total voting power of all classes of voting stock; and

  . Income on the notes or conversion shares was not U.S. trade or business income.

Information reporting and backup withholding

  We must report annually to the Internal Revenue Service and to each non-U.S. holder any interest and dividends that are subject to federal withholding tax, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

  Backup withholding and information reporting generally will not apply to payments of principal or interest on the notes and dividends on the conversion shares to a non-U.S. holder, if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied.

  The payment of the proceeds from the disposition of notes or conversion shares to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied.

  The payment of proceeds from the disposition of notes or conversion shares to or through a non-U.S. office of a broker that is:

  . A U.S. person;

  . A "controlled foreign corporation" for U.S. federal income tax purposes;

  . A foreign person 50% or more of whose gross income from all sources for a specified three-year period is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

  . After December 31, 1999, a foreign partnership if either more than 50% of the income or capital interest of such partnership is owned by U.S. holders or such partnership has certain connections to the United States, will be subject to information reporting, unless the broker has documentary evidence in its files that the non-U.S. holder is a non-U.S. person and the broker has no actual knowledge to the contrary.

  Before January 1, 2000, the payment of the proceeds from the disposition of notes or conversion shares to or through a non-U.S. office of a broker generally will not be subject to backup withholding. After December 31, 1999, such payment will be subject to backup withholding if information reporting is required. After December 31, 1999, payments through a non-U.S. intermediary satisfying certain requirements will not be subject to either backup withholding or information reporting.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a refund or a credit against such non-U.S. holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

  This prospectus relates to the resale of $345 million of notes issued in a private placement on November 13, 1998 and the resale of 10,515,087 conversion shares (plus any additional conversion shares that may be issuable pursuant to the antidilution provisions of the notes). The registration statement (of which this prospectus is a part) does not cover the issuance of shares of common stock upon conversion of the notes into the conversion shares.

  The sale or distribution of the notes and the conversion shares may be effected directly to purchasers by the selling securityholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions):

  . On any exchange or in the over-the-counter market;

  . In transactions otherwise than in the over-the-counter market; or

  . Through the writing of options (whether such options are listed on an options exchange or otherwise) on, or in settlement of short sale of the notes or the conversion shares.

The selling securityholders may also loan or pledge the notes or the conversion shares to broker-dealers that in turn may sell such securities.

  Any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling securityholder or by agreement between the selling securityholder and underwriters, brokers, dealers or agents, or purchasers. If the selling securityholders sell the notes or the conversion shares to or through underwriters, brokers, dealers or agents, those underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the notes or the conversion shares for whom they may act as agent. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved. The selling securityholders and any brokers, dealers or agents that participate in the distribution of the notes or the conversion shares may be considered underwriters, and any profit on the sale of the notes or the conversion shares by them and any discounts, concessions or commissions received by any underwriters, brokers, dealers or agents may be considered underwriting discounts and commissions under the Securities Act of 1933.

  To the extent required, the aggregate principal amount of notes and number of conversion shares, the names of the selling securityholders, the purchase price, the name of any agent, dealer or underwriter and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement. The aggregate proceeds to the selling securityholders from the sale of the notes or conversion shares will be the purchase price of such notes or conversion shares less any discounts and commissions.

  Our common stock is listed on the New York Stock Exchange, and the conversion shares have been authorized for listing on the New York Stock Exchange. There is no assurance that any trading market will develop for the notes.

  In order to comply with the securities laws of certain states, if applicable, the notes and the conversion shares will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the notes and the conversion shares may not be sold unless they have been registered or qualified for sale or exempted from registration or qualification.

  We will not receive any of the proceeds from the offering of notes and the conversion shares by the selling securityholders that are sold pursuant to the registration statement (of which this prospectus is a part). The selling securityholders and we have agreed to indemnify each other against certain liabilities arising under the Securities Act of 1933. We have agreed to pay all expenses related to the offer and sale of the notes and the conversion shares by the selling securityholders to the public, other than selling commissions and fees.

              DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains statements that are forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "believe" and similar language. These statements involve known and unknown risks, including risks resulting from economic and market conditions, the regulatory environment in which we operate, competitive activities and other business conditions, and are subject to uncertainties and assumptions set forth elsewhere in this prospectus. Our actual results may differ materially from results anticipated in these forward-looking statements. We base our forward-looking statements on information currently available to us, and we assume no obligation to update these statements.

                                MARKET DATA

  Market data used throughout this prospectus, including information relating to our relative position in the dialysis industry, is based on the good-faith estimate of our management based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that these sources are reliable, the accuracy and completeness of this information is not guaranteed and has not been independently verified.

                        INCORPORATION BY REFERENCE

  The SEC allows us to "incorporate by reference" into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

  . Our annual report on Form 10-K for the year ended December 31, 1997;

  . Items 6, 7, 8, 9 and 14 of Amendment No. 1 to our annual report on Form
    10-K/A for the year ended December 31, 1997;

  . Amendment No. 2 to our annual report on Form 10-K/A for the year ended
    December 31, 1997;

  . Our quarterly report on Form 10-Q for the quarterly period ended March
    31, 1998;

  . Our quarterly report on Form 10-Q for the quarterly period ended June 30, 1998;

  . Our quarterly report on Form 10-Q for the quarterly period ended
    September 30, 1998;

  . Our current reports on Form 8-K dated January 22, 1998, February 18,
    1998, February 27, 1998, April 1, 1998, April 30, 1998 and November 3, 1998; and

  . All documents subsequently filed by us pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

  We will provide without charge to each person, including any prospective investor to whom this prospectus has been delivered, upon written or oral request, a copy of any and all of the documents referred to above that are or may be incorporated by reference into this prospectus, other than exhibits, unless these exhibits are specifically incorporated by reference into this prospectus. Requests should be directed to Total Renal Care Holdings, Inc., attention John E. King, Suite 800, 21250 Hawthorne Boulevard, Torrance, California 90503-5517, telephone number (310) 792-2600.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the notes will be passed upon for us by Barry C. Cosgrove, our General Counsel. Mr. Cosgrove holds stock and options to purchase stock granted under our employee stock plans which in the aggregate represent less than 1% of our common stock.

                                    EXPERTS

  The financial statements incorporated in this prospectus by reference to the TRCH Annual Report on Form 10-K/A Amendment No. 2 for the years ended December 31, 1997 and 1996 and May 31, 1995 and the seven months ended December 31, 1995 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          WHERE TO LEARN ABOUT US

  We are subject to the informational requirements of the Securities Exchange Act of 1934, and we file reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or on the SEC's Web Site located at http://www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports, proxy statements and other information at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
            , 1999

                   [LOGO OF TOTAL RENAL CARE HOLDINGS, INC.]

                        Total Renal Care Holdings, Inc.

                       $345,000,000 Principal Amount
                   7% Convertible Subordinated Notes due 2009

                     10,515,087 Shares of Common Stock

                -----------------------------------------------

                                   PROSPECTUS

                -----------------------------------------------


--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

   SEC registration fee............................................... $ 95,915
   Printing fees......................................................  100,000
   Trustee's and transfer agent's fees................................    5,000
   Accounting fees and expenses.......................................  100,000
   Legal fees and expenses............................................  150,000
   Miscellaneous......................................................   10,000
                                                                       --------
   Total.............................................................. $460,915
                                                                       ========

  None of the above expenses will be borne by the selling securityholders.
---------------------

* Estimated.

Item 15. Indemnification of Directors and Officers.

  Section 145 of the DGCL provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he or she is involved by reason of the fact that he or she is or was director, officer, employee or agent of such corporation, provided that (1) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expense actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

  Article XI, Section I of our bylaws provides for indemnification of our directors and officers to the fullest extent permitted by the DGCL. In accordance with the DGCL, our certificate of incorporation limits the personal liability of our directors for violations of their fiduciary duty. The certificate of incorporation eliminates each director's liability to us or our stockholders for monetary damages or breach of fiduciary duty as a director except:

  . For any breach of the director's duty of loyalty to us or our stockholders;

  . For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . Under the section of the Delaware law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or

  . For any transaction from which a director derived any improper personal benefit.

  The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the federal securities laws. We have entered into indemnification agreements with each of our directors and officers to indemnify them to the maximum extent permitted by Delaware law.

  The purchase agreement and the registration rights agreement executed in connection with the private placement of the notes and filed as Exhibit 4.4 and
Exhibit 4.5, respectively, hereto provide for the indemnification of our directors and certain of our officers by the initial purchasers and the selling securityholders, respectively, against certain liabilities, including liabilities under the Securities Act of 1933.

Item 16. Exhibits.

 Exhibit
 Number                                Description
 -------                               -----------
  4.1    Shareholders Agreement, dated August 11, 1994, between DLJ Merchant
          Banking Partners, L.P., DLJ International Partners, C.V., DLJ
          Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., NME
          Properties Corp., Continental Bank, as voting trustee, and TRCH.+++
  4.2    Agreement and Amendment, dated as of June 30, 1995, between DLJMBP,
          DLJIP, DLJOP, DLJMBF, DLJ First Esc, LLC, Tenet Healthcare
          Corporation, TRCH, Victor M.G. Chaltiel, the Putnam Purchasers, the
          Crescent Purchasers and the Harvard Purchasers, relating to the
          Shareholders Agreement dated as of August 11, 1994 between DLJMB,
          DLJIP, DLJOP, DLJMBF, NME Properties, Continental Bank, as voting trustee, and TRCH.+++
  4.3    Indenture, dated as of November 18, 1998, between TRCH and the trustee and Form of Note.++
  4.4    Registration Rights Agreement, dated as of November 18, 1998, between
          TRCH and the initial purchasers.++
  4.5    Purchase Agreement, dated as of November 12, 1998, between TRCH and the initial purchasers.++
  5.1    Opinion of Barry C. Cosgrove.++
 12.1    Computation of Ratio of Earnings to Fixed Charges.+
 23.1    Consent of PricewaterhouseCoopers LLP.+
 23.2    Consent of Barry C. Cosgrove (included in Exhibit 5.1).++
 24.1    Power of Attorney with respect to TRCH.++
         Statement of Eligibility of Trustee under the Trust Indenture Act of
 25.1    1939 on Form T-1.++

---------------------

+  Filed herewith.

++ Previously filed as an exhibit to this Registration Statement.

+++ Filed on August 29, 1995 as an exhibit to our Form 10-K for the year ended
    May 31, 1995.

Item 17. Undertakings.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Amendment No. 1 to the Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on February 16, 1999.

                                          TOTAL RENAL CARE HOLDINGS, INC.

                                                    /s/ John E. King
                                          By: _________________________________
                                                        John E. King
                                               Senior Vice President, Finance
                                                            and
                                                  Chief Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                        Title                 Date
              ---------                        -----                 ----

                  *                   Chairman of the Board,   February 16, 1999
 ____________________________________  Chief Executive
         Victor M.G. Chaltiel          Officer, President
                                       and Director
                                       (Principal Executive
                                       Officer)

         /s/ John E. King             Senior Vice President,   February 16, 1999
 ____________________________________  Finance and Chief
             John E. King              Financial Officer
                                       (Principal Financial
                                       Officer and Principal
                                       Accounting Officer)

                  *                   Director                 February 16, 1999
 ____________________________________
           Maris Andersons

                  *                   Director                 February 16, 1999
 ____________________________________
           Peter T. Grauer

                  *                   Director                 February 16, 1999
 ____________________________________
         Regina E. Herzlinger

                  *                   Director                 February 16, 1999
 ____________________________________
           Shaul G. Massry

          /s/ John E. King
 *By: _______________________________
             John E. King
           Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
  4.1    Shareholders Agreement, dated August 11, 1994, between DLJ Merchant
          Banking Partners, L.P., DLJ International Partners, C.V., DLJ
          Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc., NME
          Properties Corp., Continental Bank, as voting trustee, and TRCH.+++
  4.2    Agreement and Amendment, dated as of June 30, 1995, between DLJMBP,
          DLJIP, DLJOP, DLJMBF, DLJ First Esc, LLC, Tenet Healthcare
          Corporation, TRCH, Victor M.G. Chaltiel, the Putnam Purchasers, the
          Crescent Purchasers and the Harvard Purchasers, relating to the
          Shareholders Agreement dated as of August 11, 1994 between DLJMB,
          DLJIP, DLJOP, DLJMBF, NME Properties, Continental Bank, as voting trustee, and TRCH.+++
  4.3    Indenture, dated as of November 18, 1998, between TRCH and the Trustee and Form of Note.++
  4.4    Registration Rights Agreement, dated as of November 18, 1998, between
          TRCH and the initial purchasers.++
  4.5    Purchase Agreement, dated as of November 12, 1998, between TRCH and the initial purchasers.++
  5.1    Opinion of Barry C. Cosgrove.++
 12.1    Computation of Ratio of Earnings to Fixed Charges.+
 23.1    Consent of PricewaterhouseCoopers LLP.+
 23.2    Consent of Barry C. Cosgrove (included in Exhibit 5.1).++
 24.1    Power of Attorney with respect to TRCH.++
         Statement of Eligibility of Trustee under the Trust Indenture Act of
 25.1    1939 on Form T-1.++

---------------------

+  Filed herewith.

++ Previously filed as an exhibit to this Registration Statement.

+++ Filed on August 29, 1995 as an exhibit to our Form 10-K for the year ended
    May 31, 1995.